SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   March 22, 2005

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in Charter)

MASSACHUSETTS	0-12138	04-2619298
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

39 BRIGHTON AVENUE, ALLSTON, MASSACHUSETTS		02134
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (617) 783-0039

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

On March 22, 2005, one of the Registrant’s subsidiary limited partnerships, Middlesex Apartments LP (“Middlesex”), sold its sole asset, know as Middlesex Apartments and located at 132-144 Middlesex Road, Newton, MA (the “Property”) to Middlesex Condo Associates, LLC, a Delaware limited liability company (the “Buyer”), for $6,500,000 (the “Initial Sale Proceeds”) and, potentially, additional consideration as described in the next paragraph.  The sole member of the Buyer is Harold Brown, who is the Treasurer and a Director of the General Partner, owns a significant number of depositary receipts representing class A limited partnership units of the Registrant, and, together with his brother Ronald Brown, is the owner of all of the outstanding Class B limited partnership units of the Registrant and all of the equity in NewReal, Inc., the Registrant’s general partner.  This transaction has been approved by the Registrant’s Advisory Committee, which is comprised of three limited partners of the Registrant who are not affiliated with Harold Brown, Ronald Brown or any entities controlled by either of them.

The Property will be converted into condominium units by the Buyer, and the projected proceeds from the sale of all of the units at the Property, net of closing and conversion costs and certain renovation work, is $7,000,000.  The Buyer will receive the first $7,000,0000 of net proceeds from the sale of units, and all net proceeds above that amount will be split between the Buyer and Middlesex evenly.  The Buyer will pay all costs associated with the conversion, and will bear the market risk that the total proceeds from the sale of the units are less than $6,500,000 plus such costs.  There are currently 7 units at the Property subject to pre-sale agreements, with an average sale price per unit of $428,500.

As with the Initial Sale Proceeds, Middlesex’s portion of any proceeds of unit sales will ultimately be distributed to the Registrant and the General Partner in accordance with their respective ownership interests.  The Registrant will add its portion of all such proceeds to its existing cash reserves.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW ENGLAND REALTY ASSOCIATES
LIMITED PARTNERSHIP

	By:	NewReal, Inc., its General Partner

	By:	/s/ RONALD BROWN
Date March 28, 2005		Ronald Brown, its President